Harris N.A.
115 South LaSalle Street, 19W
chicago, IL 60603
T 312-845-4010
F 312-845-4075

Thursday, October 09, 2008

Office of Filings and Information Services
U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Dear SEC:

I hereby grant a power of attorney to Roy Kim to represent me in all matters before the SEC including the execution of all forms and filings.

Sincerely,

/s/ Frank Novosel
Vice President

Frank Novosel